State of Delaware
Secretary of State
Division of Corporations
Delivered 10:18 AM 05/01/2006
FILED 10:18 AM 05/01/2006
SRV 060401046 - 3695844 FILE

State of Delaware
Certificate of Amendment
Of Certificate of Incorporation

The corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware does hereby certify:

FIRST:  That at a meeting of the Board of Directors of Horizon Holding Corporation resolutions were duly adopted setting forth a proposed amendment of the Certificate of Incorporation of said corporation, declaring said amendment to be advisable and calling a meeting of the stockholders of said corporation for consideration thereof.  The resolution setting forth the proposed amendment is as follows:

RESOLVED, that the Certificate of Incorporation of this corporation be amended by changing the Article thereof number “I” so that, as amended, said Article shall be and read as follows:

“The name of the corporation is INVERTED PARADIGMS CORPORATION, a Delaware Corporation (the “corporation”).

SECOND:  That thereafter, pursuant to resolution of its Board of Directors, a special meeting of the stockholders of said corporation was duly called and held upon notice in accordance with Section 222 of the General Corporation Law of the State of Delaware at which meeting the necessary number of shares as required by statute were voted in favor of the amendment.

THIRD:  That said amendment was duly adopted in accordance with the provisions of Section 242 of the general Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, said corporation has caused this certificate to be singed the 28th day of April, 2006.

                                                                       By:  /s/ Stewart York
                                                                              Authorized Officer
                                                                       Title:  CEO
                                                                        Name:  Stewart York
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